-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                            1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

                                          [_]CONFIDENTIAL, FOR USE OF THE
  [_]Preliminary Proxy Statement             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))
  [X]Definitive Proxy Statement
  [_]Definitive Additional
     Materials
  [_]Soliciting Material Pursuant
     to Section 240.14a-11(c) or
     Section 240.14a-12

                               BB&T Corporation
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]No fee required
  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)Proposed maximum aggregate value of transaction:

    (5)Total fee paid:

  [_]Fee paid previously with preliminary materials.
  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)Amount Previously Paid:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               BB&T CORPORATION

                                                            March 20, 2001

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation scheduled for 11:00 A.M. on Tuesday, April 24, 2001 at the Embassy Suites Hotel and Conference Center at 300 Court Street, Charleston, West Virginia. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card as soon as possible.

  In compliance with applicable regulations, the Corporation's financial statements and other required disclosures are presented in its 2000 Annual Report on Form 10-K, a copy of which follows the Proxy Statement, and which reflects the Corporation's financial condition on December 31, 2000.

  Also included in the package is a Summary 2000 Annual Report to Shareholders which contains additional information about the Corporation, including a financial summary, our letter to shareholders and selected financial data. We believe that this Summary 2000 Annual Report provides our shareholders, the investment community, and the public with financial and other corporate information in an understandable and useful manner.

  We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial history and strategic direction of BB&T Corporation.

                                          Sincerely,

                                          /s/ John A. Allison IV
                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

                               BB&T CORPORATION
                            200 West Second Street
                      Winston-Salem, North Carolina 27101

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 24, 2001

TO THE SHAREHOLDERS OF
BB&T CORPORATION:

  Notice is hereby given that the Annual Meeting of Shareholders of BB&T Corporation ("Corporation" or "BB&T") will be held on Tuesday, April 24, 2001 at 11:00 A.M. local time, at the Embassy Suites Hotel and Conference Center at 300 Court Street, Charleston, West Virginia, for the following purposes:

  (1) To elect seven Directors for three-year terms expiring in 2004 and one Director for a two-year term expiring in 2003.

  (2) To approve the Corporation's Amended and Restated 1996 Short-Term Incentive Plan.

  (3) To approve an amendment to the Corporation's Articles of Incorporation to increase its authorized Common Stock from 500,000,000 shares to 1,000,000,000 shares.

  (4) To ratify the reappointment of Arthur Andersen LLP as the Corporation's independent auditors for 2001.

  (5) To transact such other business as may properly come before the meeting.

  Pursuant to the provisions of the North Carolina Business Corporation Act, March 1, 2001 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares of the Corporation's Common Stock be represented at this meeting in order that the presence of a quorum may be assured.

  A copy of the Annual Report on Form 10-K, containing the financial statements of the Corporation for the year ended December 31, 2000, is enclosed herewith.

                                          By Order of the Board of Directors

                                          /s/ Jerone C. Herring
                                          Jerone C. Herring
                                          Secretary

March 20, 2001

  Even if you plan to attend the meeting in person, please date and sign the enclosed proxy and mail it promptly. If you attend the meeting, you may revoke your proxy and vote your shares in person. A postage-paid, return-addressed envelope is enclosed.

                               BB&T CORPORATION
                            200 West Second Street
                      Winston-Salem, North Carolina 27101

                                PROXY STATEMENT

  The enclosed proxy, for use at the Annual Meeting of Shareholders to be held April 24, 2001, at 11:00 A.M. local time, and any adjournment thereof ("Annual Meeting"), is solicited on behalf of the Board of Directors of BB&T Corporation ("Corporation" or "BB&T"). The approximate date this proxy material is first being sent to shareholders is March 20, 2001. Such solicitation is being made by mail and may be made in person or by fax, internet or telephone by officers or employees of the Corporation or its subsidiaries. All expenses incurred in such solicitation will be paid by the Corporation or its subsidiaries. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners. The Corporation has engaged Morrow & Co. to assist in proxy solicitation for an estimated fee of $8,000, plus out-of-pocket expenses.

  The accompanying proxy is for use at the meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by filing with the Secretary of the Corporation an instrument revoking it, filing a duly executed proxy bearing a later date or by attending the meeting and electing to vote in person. All shares of the Corporation's Common Stock ("Common Stock" or "BB&T Common Stock") represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of: (1) electing seven Directors for three-year terms expiring in 2004 and one Director for a two-year term expiring in 2003,
(2) approving the Corporation's Amended and Restated 1996 Short-Term Incentive Plan, (3) approving an amendment to the Corporation's Articles of Incorporation to increase its authorized Common Stock from 500,000,000 shares to 1,000,000,000 shares and (4) ratifying the reappointment of Arthur Andersen LLP as the Corporation's independent auditors for 2001.

Voting Securities Outstanding

  Pursuant to the provisions of the North Carolina Business Corporation Act, March 1, 2001 has been fixed as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of the Corporation's Common Stock issued and outstanding on March 1, 2001 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company ("Branch Bank"), Branch Banking and Trust Company of South Carolina ("Branch Bank-SC"), Branch Banking and Trust Company of Virginia ("Branch Bank-VA"), Hardwick Bank and Trust Company, First Bulloch Bank and Trust Company, Century South Bank of Northeast Georgia, National Association and BankFirst Trust Company may only be voted in accordance with the instruments creating the fiduciary capacity. Branch Bank, Branch Bank-SC and Branch Bank-VA are collectively referred to herein as the "BB&T Bank Subsidiaries". Holders of shares of Common Stock vote together as a voting group on all proposals. As of the close of business on March 1, 2001, there were 408,624,121 shares of Common Stock of the Corporation outstanding and entitled to vote.

  The presence in person or by proxy of a majority of the shares of Common Stock outstanding on the record date constitutes a quorum for purposes of conducting business at the Annual Meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and shares which are withheld as to voting with respect to one or more of the nominees for Director will be counted in determining the existence of a quorum.

                               SECURITY OWNERSHIP

  The table below sets forth the beneficial ownership of BB&T Common Stock by all Directors and nominees, all named Executive Officers of BB&T (See "Summary Compensation Table") and all Directors and Executive Officers of BB&T as a group as of March 1, 2001. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned. No shareholder is known to BB&T to be the beneficial owner of more than 5% of the outstanding BB&T Common Stock as of March 1, 2001.

                                  Amount and Nature of Beneficial Ownership
                                ----------------------------------------------
                                                      Common Shares
                                                      Subject to a  Percent of
   Name of Beneficial Owner/        Common Shares       Right to      Common
  Number of Persons in Group    Beneficially Owned(1)  Acquire(2)     Stock
------------------------------- --------------------- ------------- ----------
John A. Allison IV.............         280,336           632,612         *
Nelle Ratrie Chilton...........          86,198                 0         *
Alfred E. Cleveland (3)........          57,877            10,883         *
Ronald E. Deal.................          44,152            56,848         *
Tom D. Efird...................          72,514            39,613         *
Paul S. Goldsmith..............         238,748             9,391         *
L. Vincent Hackley.............           2,575            45,322         *
Jane P. Helm...................             400            16,759         *
Richard Janeway, M.D...........          35,499            57,549         *
J. Ernest Lathem, M.D..........         352,558            11,198         *
James H. Maynard...............         371,803            39,504         *
Joseph A. McAleer, Jr..........           9,820            38,175         *
Albert O. McCauley.............          34,603            40,402         *
J. Holmes Morrison.............          57,558            92,158         *
Richard L. Player, Jr..........          30,969            29,198         *
C. Edward Pleasants, Jr........          24,548                 0         *
Nido R. Qubein.................         139,776            55,842         *
E. Rhone Sasser................         311,193             2,288         *
Jack E. Shaw...................         816,860            16,005         *
Harold B. Wells................         239,418            16,030         *
W. Kendall Chalk...............          87,393           165,040         *
Robert E. Greene...............          34,470           100,183         *
Kelly S. King..................         108,656           240,317         *
Scott E. Reed..................         120,635           173,481         *
Henry G. Williamson, Jr........         133,271           372,036         *
Directors and Executive
 Officers as a group (27
 persons)......................       3,691,895         2,260,834      1.47%

--------
*  Less than 1%.

(1) As reported to BB&T by the Directors and nominees and Executive Officers, including shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership. Also includes shares allocated to individual accounts under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan, voting of which is directed by those named persons and group members who participate in those plans.
(2) Includes options to acquire common shares that are or become exercisable within 60 days of March 1, 2001.
(3) Mr. Cleveland disclaims beneficial ownership of 3,414 shares owned by his wife.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The BB&T Board of Directors currently consists of 20 persons. The Board is divided into three classes, each class to be as nearly equal in number as possible. There are seven nominees for election as Director to serve for three-year terms expiring in 2004 and one nominee for election as Director to serve a two-year term expiring in 2003. Each of the nominees currently serves as a Director. Ms. Chilton and Mr. Morrison were appointed Directors by the Board in July 2000. It is intended that the persons named in the accompanying proxy will vote to elect the eight nominees listed below as Directors, unless authority so to vote is withheld. Although management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named in the accompanying proxy or to reduce the number of persons to be elected by the number of persons unable to serve (subject to the requirement that each class be as nearly equal in number as possible). The election of each nominee requires the affirmative vote of a plurality of the shares of BB&T Common Stock cast in the election of Directors. Votes that are withheld and shares held by a broker, as nominee, that are not voted in the election of Directors will not be included in determining the number of votes cast. Holders of BB&T's Common Stock do not have cumulative voting rights in the election of Directors.

  The names of the nominees for election and the other continuing members of the Board of Directors, their principal occupations during the past five years and certain other information with respect to such persons are as follows.

   NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2004

                         Name; Age; Principal Occupation During    Director of
                          the Past Five Years; Residence and         BB&T or
                                Committee Memberships                  BB&T
                     ____________________________________________   Financial
                                                                     Since(1)


                     JOHN A. ALLISON, IV (52). Chairman and            1986
                     Chief Executive Officer of BB&T; Winston-     ____________
                     Salem, N.C. (2)
[Photo of John A. Allison, IV]



                     RONALD E. DEAL (57). Chairman of Wesley           1986
                     Hall (furniture manufacturer); Hickory,
                     N.C. (2), (5)
[Photo of Donald E. Deal]



                     TOM D. EFIRD (61). President of Standard          1982
                     Distributors, Inc. (beverage wholesaler);
                     Gastonia, N.C. (4)
[Photo of Tom D. Efird]

                         Name; Age; Principal Occupation During    Director of
                          the Past Five Years; Residence and         BB&T or
                                Committee Memberships                  BB&T
                     ____________________________________________   Financial
                                                                     Since(1)
                                                                   ____________


                     RICHARD JANEWAY, M.D. (68). Executive Vice        1989
                     President for Health Affairs Emeritus and
                     University Professor of Medicine and
                     Management, Wake Forest University School of
                     Medicine; prior to August 1997, Executive
                     Vice President for Health Affairs; Professor of Neurology and Research Associate in Radiology, Bowman Gray School of Medicine,
                     Wake Forest University; Winston-Salem, N.C.
                     (2), (5)

[Photo of Richard Janeway, M.D.]



                     JAMES H. MAYNARD (61). Chairman and Chief         1985
                     Executive Officer of Investors Management
                     Corporation (restaurants); Raleigh, N.C. (3)

[Photo of James H. Maynard]




                     ALBERT O. MCCAULEY (60). President and Chief      1993
                     Executive Officer of McCauley Moving and
                     Storage of Fayetteville, Inc.; Fayetteville,
                     N.C. (3)

[Photo Albert O. McCauley]



                     J. HOLMES MORRISON (60). Executive Vice           2000
                     President of Branch Bank; prior to July 2000, Chairman, President and Chief Executive
                     Officer, One Valley Bancorp, Inc. ("OVB");
                     Charleston, W.V. (2)


[Photo J. Holmes Morrison]

      NOMINEE FOR ELECTION AS DIRECTOR FOR TWO-YEAR TERM EXPIRING IN 2003

                         Name; Age; Principal Occupation During    Director of
                          the Past Five Years; Residence and         BB&T or
                                Committee Memberships                  BB&T
                     ____________________________________________   Financial
                                                                     Since(1)
                                                                   ____________


                     NELLE RATRIE CHILTON (61). Director and Vice      2000
                     President, Dickinson Fuel Company, Inc.;
                     Charleston, W.V. (3)

[Photo of Nelle Ratrie Chilton]

                CONTINUING DIRECTORS FOR TERMS EXPIRING IN 2002



                     J. ERNEST LATHEM, M.D. (67). Personal             1987
                     Investments; Greenville, S.C. (4)

[Photo of J. Ernest Lathem, M.D.]



                     RICHARD L. PLAYER, JR. (66). Chairman of          1990
                     Player, Inc. (commercial and industrial
                     general contractor); prior to June 1999,
                     President of Player, Inc.; Fayetteville, N.C.
                     (4)

[Photo of Richard L. Player, Jr.]



                     C. EDWARD PLEASANTS, JR. (60). Chairman           1993
                     Emeritus of PHC Holdings (architectural door and hardware distributor); prior to January
                     1999, President and Chief Executive Officer of Pleasants Hardware Company, a subsidiary of PHC Holdings; Winston-Salem, N.C. (4)

[Photo of C. Edward Pleasants, Jr.]

                         Name; Age; Principal Occupation During    Director of
                          the Past Five Years; Residence and         BB&T or
                                Committee Memberships                  BB&T
                     ____________________________________________   Financial
                                                                     Since(1)
                                                                   ____________


                     NIDO R. QUBEIN (52). Chief Executive Officer      1990
                     of Creative Services, Inc. (international
                     management consulting); High Point, N.C. (2),
                     (5)



[Photo of Nido R. Qubein]
                     JACK E. SHAW (66). Chief Executive Officer of     1997
                     Shaw Resources, Inc. (real estate investment and development); Greenville, S.C. (3)

[Photo of Jack E. Shaw]


                     HAROLD B. WELLS (69). President of Wells          1997
                     Chevrolet, Buick, Pontiac, Oldsmobile, GMC,
                     Inc. (automobile dealership); Whiteville,
                     N.C. (3)

[Photo of Harold B. Wells]
                CONTINUING DIRECTORS FOR TERMS EXPIRING IN 2003



                     ALFRED E. CLEVELAND (65). Member/Manager of       1997
                     McCoy, Weaver, Wiggins, Cleveland & Raper,
                     PLLC (attorneys); Fayetteville, N.C. (2), (5)
[Logo of Alfred E. Cleveland]

                         Name; Age; Principal Occupation During    Director of
                          the Past Five Years; Residence and         BB&T or
                                Committee Memberships                  BB&T
                     ____________________________________________   Financial
                                                                     Since(1)



                     PAUL S. GOLDSMITH (67). Chairman and              1994
                     President of William Goldsmith Company, Inc. ____________ (real estate); Greenville, S.C. (4)

[Photo of Paul S. Goldsmith]


                     L. VINCENT HACKLEY (60). Chairman of              1992
                     Character Counts! Coalition (consultant for public service and ethics development); prior to June 1997, President of North Carolina
                     System of Community Colleges; Chapel Hill,
                     N.C. (3)

[Logo of L. Vincent Hackley]


                     JANE P. HELM (58). Vice Chancellor of             1997
                     Business Affairs, Appalachian State
                     University; Boone, N.C. (2), (5)

[Photo of Jan P. Helm]


                     JOSEPH A. MCALEER, JR. (51). Manager/Member       1993
                     of MACKK, LLC (Krispy Kreme Doughnut
                     franchisee); prior to February 1998, Chairman and Chief Executive Officer of Krispy Kreme
                     Doughnut Corporation; Winston-Salem, N.C. (4)
[Photo of Joseph A. MCAleer, Jr.]

                         Name; Age; Principal Occupation During    Director of
                          the Past Five Years; Residence and         BB&T or
                                Committee Memberships                  BB&T
                     ____________________________________________   Financial
                                                                     Since(1)
                                                                   ____________


                                                                       1997
                     E. RHONE SASSER (64). Retired; prior to July
                     1997, Chairman of the Board, Chief Executive
                     Officer, and Chairman of the Executive
                     Committee of United Carolina Bancshares
                     Corporation ("UCB"); Whiteville, N.C. (2)

[Photo of E. Rhone Sasser]
--------
(1) On February 28, 1995, the merger of BB&T Financial Corporation ("BB&T Financial") into Southern National Corporation ("SNC") (the "BB&T Merger") was consummated and certain directors of BB&T Financial became directors of SNC, which is now named BB&T Corporation.
(2) Member of the Executive Committee.
(3) Member of the Audit Committee.
(4) Member of the Compensation Committee.
(5) Member of the Nominating Committee.

  Certain of the above Directors and nominees are also directors of other publicly-held companies. L. Vincent Hackley has been a director of Tyson's Foods, Inc. since 1994. J. Ernest Lathem, M.D., has been a director of Span-America Medical Systems, Inc. since 1996. C. Edward Pleasants, Jr. has been a director of Noland Company since 1999. Jack E. Shaw has been a director of Unitronix Corp. since 1990. Each of these companies has securities registered under the Securities Exchange Act of 1934 ("Exchange Act").

  The BB&T Board has established the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee and has assigned certain responsibilities to each of these committees. The members of these committees are identified under "Proposal 1--Election of Directors", above.

  The Executive Committee is generally authorized to have and to exercise all of the powers of the Board between Board meetings.

  The Audit Committee recommends engaging and discharging the independent auditors; reviews with the independent auditors the plan for and result of the auditing engagement; reviews the scope and result of BB&T's procedures for internal auditing and loan review; approves each professional service above certain limits provided by the independent auditors; considers the range of audit and non-audit fees; directs and supervises special investigations; and reviews the adequacy of BB&T's system of internal accounting controls. The Audit Committee recommended that Arthur Andersen LLP be reappointed as BB&T's independent auditors for 2001. See "Proposal 4--Ratification of Arthur Andersen LLP as Independent Auditors for 2001", below. See "Audit Committee Report," below.

  The Compensation Committee fixes remuneration arrangements for senior management and Directors and oversees adoption and administration of compensation plans in which officers and Directors are eligible to participate. See "Compensation Committee Report on Executive Compensation", below.

  In January 2001, the Board appointed a Nominating Committee which recommends to the Board nominees for election as Directors and considers the performance of incumbent Directors in determining whether or not to nominate them for re-election. The Executive Committee had previously performed these duties. The Nominating Committee considers written nominations of candidates for election to the Board submitted by shareholders to the Secretary of BB&T that are accompanied by biographical material, qualifications and consent of nominees and are otherwise in accordance with BB&T's bylaws. Nominations of such candidates must have been received not later than 60 days prior to one year after the date of the immediately preceding annual meeting of shareholders, along with such information as is disclosed in the proxy materials concerning all nominees for Director and the shareholder's name, address and number of shares owned, in order to be considered for the slate of nominees for election as Directors at the next annual meeting. See "Other Matters--Proposals for 2002 Annual Meeting", below.

  All Directors attended at least 75% of the Board meetings and assigned committee meetings during 2000. The Board held nine meetings during the year; the Executive Committee held two meetings; the Audit Committee held three meetings; and the Compensation Committee held two meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

  Under the securities laws of the United States, BB&T's Directors and officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the Securities and Exchange Commission ("Commission"). Specific dates for such reporting have been established by the Commission and BB&T is required to report in this Proxy Statement any failure to file by the established dates during 2000. In 2000, all of these filing requirements were satisfied by BB&T's Directors and Executive Officers, except for Mr. Goldsmith, who failed to file one report on a timely basis relating to two transactions, and Mr. Shaw, who failed to file one report on a timely basis relating to two transactions. In making this statement, BB&T has relied on the written representations of its incumbent Directors and officers and copies of the reports that have been filed with the Commission.

                            AUDIT COMMITTEE REPORT

  The Audit Committee of the BB&T Board of Directors is currently composed of six Directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. Each member of the Audit Committee is independent and complies with other New York Stock Exchange financial literacy requirements. The primary duties and responsibilities of the Audit Committee are to monitor (i) the integrity of the Corporation's financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting;
(ii) the compliance by the Corporation with legal and regulatory requirements applicable to the financial reporting process; and (iii) the independence and performance of the Corporation's internal and external auditors. The Audit Committee also selects, subject to shareholder ratification, the Corporation's independent accountants. Management of the Corporation is responsible for the internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

  In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management and the independent accountants, and has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as currently in effect.

  The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, as currently in effect, and the Committee discussed with the independent accountants that firm's independence. The Audit Committee has also received confirmations from management with respect to information technology consulting services relating to financial information systems design and implementation and has considered whether the provision of these services and other non-audit services by the independent accountants to the Corporation is compatible with maintaining the independence of the accountants.

  Based upon the reports by, and discussions with, management and the independent accountants and the Audit Committee's review of the representations of management and the Report of the Independent Accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Commission.

The Directors who constitute the Audit Committee are:

      Jack E. Shaw, Chairman              James H. Maynard
      Nelle Ratrie Chilton                Albert O. McCauley
      Dr. L. Vincent Hackley              Harold B. Wells

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table presents information relating to total compensation paid during the last three calendar years to the Chief Executive Officer and the five next most highly compensated executive officers of BB&T (the "BB&T Named Executives").

                        BB&T Summary Compensation Table

                                    Annual Compensation             Long Term Compensation
                         ------------------------------------------ -----------------------
                                                                      Awards      Payouts
                                                                    ----------- -----------
                                                                    Securities               All Other
   Name and Principal                                Other Annual   Underlying     LTIP     Compensation
        Position         Year Salary ($) Bonus ($) Compensation ($) Options (#) Payouts ($)    ($)(1)
   ------------------    ---- ---------- --------- ---------------- ----------- ----------- ------------
John A. Allison, IV..... 2000  771,600    906,090         --          225,637     557,440     117,673
 Chairman & Chief        1999  679,800    685,238         --          162,247     499,325     103,565
 Executive Officer       1998  639,000    587,867         --          184,516     453,780      68,902

Henry G. Williamson,
 Jr..................... 2000  567,000    599,245         --          151,989     294,600      75,676
 Chief Operating         1999  463,500    428,274         --           61,693     262,700      65,188
 Officer                 1998  442,500    373,167         --           67,448     246,500      45,295

Kelly S. King........... 2000  387,500    364,033         --           94,429     208,750      51,828
 President               1999  343,750    288,750         --           36,874     185,250      45,236
                         1998  312,500    239,578         --           41,934     168,500      31,170

W. Kendall Chalk........ 2000  285,000    217,539         --           55,561     149,900      37,332
 Senior Executive        1999  237,500    199,500         --           15,222     136,000      27,409
 Vice President          1998  227,000    174,030         --           16,900     130,600      23,533

Robert E. Greene........ 2000  285,000    217,539         --           55,561     150,025      38,730
 Senior Executive        1999  237,625    199,605         --           15,255     136,300      34,082
 Vice President          1998  227,500    174,413         --           16,938     131,200      25,095

Scott E. Reed........... 2000  283,750    216,585         --           55,317     147,950      28,856
 Senior Executive        1999  232,750    195,510         --           14,957     133,700      24,335
 Vice President and      1998  223,250    171,155         --           16,668     128,650      23,170
 Chief Financial Officer

--------
(1) The compensation shown as "All Other Compensation" for 2000 consisted of the following: (i) BB&T's matching contribution under the BB&T 401(k) Savings Plan in the amount of $10,200 for Mr. Greene and $10,500 for each of the other BB&T Named Executives; (ii) BB&T's contribution to the BB&T Non-Qualified Defined Contribution Plan in the amount of $107,172 for Mr. Allison, $65,176 for Mr. Williamson, $41,328 for Mr. King, $26,832 for Mr. Chalk, $27,054 for Mr. Greene and $18,356 for Mr. Reed; and (iii) the actuarial equivalent of benefits to employees from payment of annual premiums by BB&T under the split-dollar life insurance program in the amount of $1,476 for Mr. Greene.

  The following table provides information concerning options for BB&T Common Stock exercised by each of the BB&T Named Executives in 2000, and the value of options held by each at December 31, 2000.

             BB&T Aggregated Option Exercises in Last Fiscal Year
                         and FY-End Option Values (1)

                                                 Number of Securities      Value of Unexercised
                                                Underlying Unexercised    In-the-Money Options at
                            Shares     Value     Options at FY-End (#)         FY-End ($)(3)
                         Acquired on  Realized ------------------------- -------------------------
Name                     Exercise (#)  ($)(2)  Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ -------- ----------- ------------- ----------- -------------
John A. Allison, IV.....    50,510    997,375    492,880      395,308     8,847,253    3,513,328
Henry G. Williamson,
 Jr.....................    27,000    596,988    278,833      215,601     5,496,167    2,215,367
Kelly S. King...........     8,868    141,697    182,885      132,992     3,636,983    1,375,487
W. Kendall Chalk........    19,140    437,009    147,997       71,344     3,312,276      788,664
Robert E. Greene........    13,656    308,967     71,117       71,377     1,221,748      788,760
Scott E. Reed...........         0          0    163,161       70,847     3,798,857      784,745

--------
(1) No SARs have been granted to the BB&T Named Executives.
(2) Value represents the difference between the option price and the market value of the Common Stock on the date of exercise, rounded to the nearest dollar.
(3) Value represents the difference between the option price and the market value of the Common Stock on December 31, 2000, rounded to the nearest dollar.

  The following table provides information concerning options for BB&T Common Stock granted to the BB&T Named Executives in 2000.

                  BB&T Option Grants in Last Fiscal Year (1)

                                                                        Potential
                                                                   Realizable Value at
                                                                     Assumed Annual
                                                                     Rates of Stock
                                                                          Price
                                                                      Appreciation
                                     Individual Grants               for Option Term
                         ----------------------------------------- -------------------
                                       % of
                         Number of    Total
                         Securities  Options
                         Underlying Granted to Exercise
                          Options   Employees  or Base
                          Granted   in Fiscal   Price   Expiration
Name                        (#)        Year     ($/Sh)     Date     5% ($)    10% ($)
----                     ---------- ---------- -------- ---------- --------- ---------
John A. Allison, IV.....  225,637     12.73%   23.9375   2/23/10   3,396,777 8,608,099
Henry G. Williamson,
 Jr.....................  151,989      8.58%   23.9375   2/23/10   2,288,068 5,798,412
Kelly S. King...........   94,429      5.33%   23.9375   2/23/10   1,421,550 3,602,486
W. Kendall Chalk........   55,561      3.14%   23.9375   2/23/10     836,424 2,119,664
Robert E. Greene........   55,561      3.14%   23.9375   2/23/10     836,424 2,119,664
Scott E. Reed...........   55,317      3.12%   23.9375   2/23/10     832,751 2,110,355

--------
(1) All options (i) are granted as incentive stock options, but will largely become nonqualified stock options under current tax law, (ii) have an exercise price equal to the market value on the date of grant, and (iii) become exercisable over the three-year period following the grant date in equal installments. Nonqualified options may be transferred by gift to certain immediate family members and related entities upon approval by the Compensation Committee. No SARs have been granted to the BB&T Named Executives.

  The following table provides information concerning Long-Term Incentive Plan ("LTIP") awards made during 2000 to the BB&T Named Executives.

           Long-Term Incentive Plans--Awards in Last Fiscal Year(1)

                              Number
                                of
                              Shares, Performance   Estimated Future Payouts
                               Units   or Other               under
                                or      Period     Non-Stock Price-Based Plans
                               Other     Until    -----------------------------
                              Rights  Maturation  Threshold  Target   Maximum
Name                            (#)    or Payout  ($ or #)  ($ or #)  ($ or #)
----                          ------- ----------- --------- -------- ----------
John A. Allison, IV.......... 20,141   2000-2002  $183,942  $735,768 $1,471,536
Henry G. Williamson, Jr...... 13,759   2000-2002   125,656   502,623  1,005,246
Kelly S. King................  8,403   2000-2002    76,749   306,995    613,990
W. Kendall Chalk.............  5,011   2000-2002    45,768   183,072    366,144
Robert E. Greene.............  5,011   2000-2002    45,768   183,072    366,144
Scott E. Reed................  5,004   2000-2002    45,706   182,822    365,644

--------

(1) For a description of the 2000-2002 LTIP Performance Unit Plan, see "Compensation Committee Report on Executive Compensation--Compensation Plans and Arrangements--Three-Year Long-Term Incentive Plan", below. The performance criterion applied in determining amounts payable under the plan is return on equity with a target of 17.75% and a maximum of 20.75%, and the target payment is 90% of average base salary for the Chief Executive Officer, 82.5% of average base salary for the Chief Operating Officer, 75% of average base salary for the President and 60% of average base salary for the other BB&T Named Executives. The award is payable in cash or shares of BB&T Common Stock at the option of the Compensation Committee.

Retirement Plans

  BB&T Retirement Plan. BB&T maintains a tax-qualified defined benefit retirement plan, the BB&T Corporation Pension Plan (the "Retirement Plan"), for eligible employees. All employees of BB&T and certain subsidiaries who have attained age 21 are eligible to participate in the Retirement Plan after completing one year of service. Contributions to the Retirement Plan are computed on an actuarial basis. A participant's normal annual retirement benefit under the Retirement Plan at age 65 is an amount equal to 1.0% of the participant's final average compensation, plus .5% of the participant's final average compensation in excess of Social Security covered compensation times the number of years of creditable service completed with BB&T and certain subsidiaries up to a maximum of 35 years. A participant's final average compensation is his average annual compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years that produce the highest average. For the BB&T Named Executives, such annual compensation generally approximates amounts set forth under the "Salary," "Bonus" and "LTIP Payouts" columns of the Summary Compensation Table above.

  The table on Page 14 shows the estimated annual benefits payable under the Retirement Plan upon retirement at age 65 to persons in specified average compensation and years of service classifications. The amounts shown are based on a life annuity and are not subject to offsets based upon Social Security amounts or other amounts.

                               BB&T Corporation
                     Estimated Annual Retirement Benefits
                      Based on Years of Credited Service

Remuneration(1), (2)   10 Years 15 Years 20 Years 25 Years  30 Years  35 Years
--------------------   -------- -------- -------- --------- --------- ---------
$500,000.............. $73,139  109,709  146,279    182,849   219,418   255,988
600,000...............  88,139  132,209  176,279    220,349   264,418   308,488
700,000............... 103,139  154,709  206,279    257,849   309,418   360,988
800,000............... 118,139  177,209  236,279    295,349   354,418   413,488
900,000............... 133,139  199,709  266,279    332,849   399,418   465,988
1,000,000............. 148,139  222,209  296,279    370,349   444,418   518,488
1,200,000............. 178,139  267,209  356,279    445,349   534,418   623,488
1,400,000............. 208,139  312,209  416,279    520,349   624,418   728,488
1,600,000............. 238,139  357,209  476,279    595,349   714,418   833,488
1,800,000............. 268,139  402,209  536,279    670,349   804,418   938,488
2,000,000............. 298,139  447,209  596,279    745,349   894,418 1,043,488
2,200,000............. 328,139  492,209  656,279    820,349   984,418 1,148,488
2,400,000............. 358,139  537,209  716,279    895,349 1,074,418 1,253,488
2,600,000............. 388,139  582,209  776,279    970,349 1,164,418 1,358,488
2,800,000............. 418,139  627,209  836,279  1,045,349 1,254,418 1,463,488
3,000,000............. 448,139  672,209  896,279  1,120,349 1,344,418 1,568,488
3,200,000............. 478,139  717,209  956,279  1,195,349 1,434,418 1,673,488

--------
(1) Remuneration means average compensation for five consecutive years of highest compensation within final 10 years of employment.
(2) The amounts shown exceed statutory benefit and compensation limitations under the Retirement Plan in some instances. To the extent an amount cannot be earned under the Retirement Plan due to such limitations, it will be earned under BB&T's Non-Qualified Defined Benefit Plan or BB&T's Target Pension Plan, both of which are discussed below.

  As of December 31, 2000, for purposes of computing benefits under the Retirement Plan, age and years of credited service of the BB&T Named Executives are as follows:

                                                                        Years of
   Name                                                             Age Service
   ----                                                             --- --------
   John A. Allison, IV.............................................  52    30
   Henry G. Williamson, Jr.........................................  53    29
   Kelly S. King...................................................  52    29
   W. Kendall Chalk................................................  55    26
   Robert E. Greene................................................  51    28
   Scott E. Reed...................................................  52    29

  Non-Qualified Defined Benefit Plan. BB&T also maintains the BB&T Corporation Non-Qualified Defined Benefit Plan. This plan is designed to provide special supplemental retirement benefits to supplement the benefits payable to participants under the tax-qualified Retirement Plan. This plan is an unfunded, excess benefit plan maintained for the purpose of providing deferred compensation to certain highly-compensated employees, including the BB&T Named Executives (other than Mr. Greene). The primary purpose of this plan is to supplement the benefits payable to participants under the Retirement Plan to the extent that such benefits are curtailed by application of certain limitations contained in the Internal Revenue Code of 1986, as amended ("Code"). Benefits payable under the plan are included in the table above.

  Supplemental Executive Retirement Plan. BB&T also maintains the BB&T Corporation Target Pension Plan, a supplemental executive retirement plan (the "SERP"), which became effective January 1, 1989. The SERP covers certain management employees of BB&T and participating subsidiaries as designated by its administrative committee. Under the SERP, participants who retire either at or after age 55 with 15 years of service under the Retirement Plan, or at or after age 65, receive monthly retirement benefits equal to the greater of:
(i) the difference between 55% of "final average monthly earnings," less the participant's projected monthly benefits under the Retirement Plan and 50% of the participant's projected monthly "Social Security benefit," as defined in the SERP; or (ii) the difference between the monthly benefit the participant would have received under the

Retirement Plan, but for certain limitations imposed by the Code and the participant's actual monthly benefit under the Retirement Plan. Benefits are payable in the form of a joint and 75% survivor annuity for married participants and a 10-year certain and life annuity for unmarried participants, and are reduced in the event payment commences prior to age 65. If the participant dies either while employed by BB&T or a participating subsidiary, or under a "disability," as defined in the SERP, and before attaining age 65, his surviving spouse, or if there is none, his designated beneficiary, receives a monthly benefit for 180 months equal to 20% of the participant's "final average earnings." If the participant dies while employed by BB&T or a participating subsidiary and after attaining age 65, his surviving spouse, if any, receives the SERP retirement benefits which would have been paid had the participant retired the day before he died. "Final average earnings" are the participant's average monthly earnings, including amounts deferred under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan, for the five highest years out of the participant's last ten years of employment by BB&T or a participating subsidiary, as the case may be.

  Upon a "change in control" of BB&T as defined in the SERP, participants' SERP benefits become fully accrued and cannot be reduced by amendment or termination. Such a change of control occurred in February 1995 upon the consummation of the BB&T Merger. Under the SERP, participants have no interest in any particular assets of BB&T or its subsidiaries and their right to benefits is no greater than that of a general unsecured creditor. Mr. Greene is the only BB&T Named Executive who participates in the SERP. His estimated annual benefit payable upon retirement at normal retirement age is $221,328.

  Other Employee Benefit Plans. The BB&T Corporation 401(k) Savings Plan is maintained to provide a means for substantially all employees of BB&T and its subsidiaries to defer up to 16% of their cash compensation on a pre-tax basis. The plan provides for BB&T to match the employee's contribution with up to 6% of the employee's compensation. BB&T also maintains the BB&T Corporation Non-Qualified Defined Contribution Plan. This plan is an unfunded, excess benefit plan which provides deferred compensation to certain highly-compensated employees, including the BB&T Named Executives. The purpose of this plan is to supplement the benefits under the tax-qualified BB&T 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code. This plan is also intended to provide participants in BB&T's executive incentive compensation plans with an effective means of electing to defer on a pre-tax basis a portion of the payments they are entitled to receive under such plans. BB&T's contributions to each of the BB&T Named Executives during 2000 under the Non-Qualified Defined Contribution Plan and the 401(k) Savings Plan are included under the "All Other Compensation" column in the "BB&T Summary Compensation Table", above.

Employment Agreements

  In 1994, BB&T Financial and SNC entered into Employment Agreements with 27 of their executive and other senior officers, including the BB&T Named Executives, Sherry A. Kellett and C. Leon Wilson, III (collectively, "Executive Management"; each, an "Executive Officer"), who served as Executive Officers of BB&T in 2000. In 1998, the Employment Agreements for Executive Management were reviewed and amended in order to provide benefits more comparable to industry standards for the Executive Officers. Set forth below is a description of the Employment Agreements, as amended, for Executive Management, including the BB&T Named Executives.

  The Employment Agreements provide for five-year terms that are extended automatically each month (absent contrary notice by either party to the Employment Agreement). As a result, five years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term. However, the term of any Employment Agreement may not be extended beyond the month in which the Executive Officer reaches age 65. The Employment Agreements provide that the Executive Officers are guaranteed minimum annual salaries equal to their current annual base salaries, and continued participation in specified incentive compensation plans. During the term of the Employment Agreements, each Executive Officer will be entitled to receive, on the same basis as other Executive Officers, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that BB&T may from time to time extend to its Executive Officers.

  In the event the Executive Officer's employment is terminated by BB&T other than for "Just Cause" (which is generally defined as dishonesty, commission of a felony or willful disobedience), the Executive Officer will be entitled to receive cash compensation (including salary, bonuses and deferred compensation) on a monthly basis at the highest rate in effect over the past five years ("Termination Compensation"), as well as employee pension and welfare benefits, including health insurance, for the remainder of the term of the Employment Agreement, subject to compliance with the non-competition provisions of the Employment Agreement. In addition, if an Executive Officer is terminated by BB&T other than for "Just Cause", BB&T will use its best efforts to accelerate vesting of any unvested benefits to which the Executive Officer may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s).

  The Executive Officers have the right to terminate their employment voluntarily at any time for "Good Reason", which is generally defined in the Employment Agreements to include a reduction in the Executive Officer's status, responsibilities and duties or salary. If the Executive Officer voluntarily terminates his employment for "Good Reason", he will be entitled to receive Termination Compensation for the full five-year term (or until age 65 if that is a shorter period), employee pension and welfare benefits, including health insurance, outplacement services, and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans.

  The Employment Agreements also provide that if the Executive Officer is terminated for any reason (other than for "Just Cause") within 12 months after a "Change of Control" (as hereinafter defined) of BB&T or certain of its affiliates, the Executive Officer will be entitled to receive Termination Compensation and the other benefits described above. To the extent that payments under the Employment Agreements, subsequent to a "Change of Control", cause an Executive Officer to have excise taxes imposed pursuant to Section 280G of the Internal Revenue Code, BB&T will compensate the Executive Officer for such excise taxes. A "Change of Control" is deemed to have occurred under the Employment Agreements if: (i) any person or group acquires 20% or more of the voting securities of BB&T or specified affiliates; (ii) during any two-year period persons who were directors of BB&T at the beginning of the two-year period cease to constitute at least two-thirds of the BB&T Board; (iii) the shareholders of BB&T approve any merger or consolidation of BB&T with another company that would result in less than 60% of the voting securities outstanding after the merger or consolidation being held by persons who were shareholders of BB&T immediately prior to the merger or consolidation; (iv) the shareholders of BB&T approve a plan of complete liquidation or an agreement for the sale of substantially all of BB&T's assets; or (v) any other event occurs that the BB&T Board determines should constitute a Change of Control. In addition, the BB&T Board can determine, in its discretion, that a transaction constitutes a "Merger of Equals", even though one or more of the above definitions of a "Change of Control" is met, and upon such determination, the Executive Officers will not be entitled to terminate their Employment Agreement voluntarily and receive continued salary and benefits unless "Good Reason" exists.

  BB&T also has the right under the Employment Agreements to terminate the Executive Officer's employment at any time for "Just Cause." If BB&T terminates an Executive Officer's employment for "Just Cause", the Executive Officer will have no right to receive any compensation or other benefits under the Employment Agreement for any period after such termination.

  The Employment Agreements also provide that under certain circumstances upon leaving the employment of BB&T, the Executive Officer may not engage directly or indirectly in the banking, financial services or any other business in which BB&T is engaged in the states of North Carolina and South Carolina and in any counties contiguous to any counties located in such states, nor may the Executive Officer solicit or assist in the solicitation of any depositors or customers of BB&T or any of BB&T's affiliates or induce any employees to terminate their employment with BB&T or its affiliates. This non-competition provision generally will be effective if the Executive Officer is terminated by BB&T other than for "Just Cause", until the earlier of the first anniversary of the Executive Officer's termination or the date as of which the Executive Officer elects to forego receiving the Termination Compensation. This non-competition provision is not effective if the Executive Officer voluntarily terminates employment after a "Change of Control".

  The Employment Agreement of Mr. Allison provides that he will be Chairman of the BB&T Board and Chief Executive Officer of BB&T for the term of his Employment Agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  During 2000, the Compensation Committee administered BB&T's executive incentive plans and fixed the compensation for the Chief Executive Officer.

  Compensation Philosophy. BB&T's compensation philosophy and guiding principles consist of the following:

    1.Compensation and reward systems should be a management tool to achieve business results;

    2.Competitive total compensation opportunities should be provided based on external competitive performance;

    3.Total compensation should be aligned with relative internal performance; and

    4.A commitment should be made to an annual review by the Compensation Committee of the guiding principles of BB&T's total compensation program.

  Under BB&T's compensation policies, compensation for Executive Management is structured to emphasize variable pay based on performance, with base salary below median and cash incentive opportunities above median to result in a total cash compensation opportunities at market median. To achieve this goal, total compensation opportunities are compared to a peer group of publicly-traded bank or financial holding companies with assets between approximately $20 billion and $75 billion, which is one of the peer groups ("New Peer Group") in the Performance Graph set forth below. In addition, stock options and three-year performance-based awards comprise the core for long-term performance incentives and a large portion of total compensation is "at risk".

  BB&T has established incentive compensation programs for Executive Management, which consist of an annual cash incentive, stock-based awards, three-year performance-based incentives, and standard employee benefits. These programs emphasize variable compensation for Executive Management which is tied to the financial results of BB&T. The Compensation Committee approves, on an annual basis, target award opportunities and performance criteria to be utilized in both the annual incentive plan and the long-term incentive plan and stock option awards.

  BB&T's compensation policies are based in large part on a study conducted by KPMG Peat Marwick ("Peat Marwick") in 1995 and updated in 1997. As part of the initial study, Peat Marwick made recommendations to the Compensation Committee relating to overall compensation philosophy, appropriate base salaries, short-term and long-term compensation plans, appropriate goals and targets for such plans and employment contracts of BB&T's senior officers. Peat Marwick's initial recommendations were implemented by appropriate Compensation Committee, Board of Directors or shareholder action, and the recommendations have continued to serve as a principal basis of BB&T's compensation program. In October 1999, the study was updated by William M. Mercer, Incorporated ("Mercer"), the successor to Peat Marwick's compensation consulting practice. Mercer confirmed that this philosophy and guiding principles should be continued and recommended to the Compensation Committee appropriate base salaries and goals for the short-term and long-term plans for 2000.

  BB&T's compensation philosophy and policies are intended to comply with
Section 162(m) of the Code and related regulations, which establish certain requirements in order for performance-based compensation in excess of $1,000,000 that is paid to certain executive officers to be deductible by the Corporation. In establishing and administering BB&T's compensation programs, the Compensation Committee has intended to comply with the requirements of
Section 162(m), although the Corporation retains the flexibility to pay compensation that is not eligible for such treatment under Section 162(m) if it is in the best interest of the Corporation to do so. See "Proposal 2-- Approval of the Amended and Restated Short-Term Incentive Plan" below.

Compensation Plans and Arrangements

  Annual Base Salary. For 2000, the Compensation Committee reviewed the salary range system previously adopted by the Compensation Committee for all employees' base salaries. The Compensation Committee reviewed pay grades and salary ranges previously recommended by Peat Marwick and concluded that the grades and ranges were appropriate. Based on this review, together with a review of the Corporation's performance as compared to its New Peer Group (see "Performance Graph", below), the Compensation Committee established the base salary of the Chief Executive Officer and delegated authority to the Chief Executive Officer to set the base salaries of the rest of Executive Management in accordance with the policies and procedures of the Corporation. The salaries of each of the BB&T Named Executives are shown in the Summary Compensation Table.

  Annual Executive Incentive Plan. In 1995, BB&T established the BB&T Corporation Short-Term Incentive Plan ("Bonus Plan"), which covers Executive Management and other senior officers selected by the Compensation Committee. In order to protect BB&T's ability to deduct compensation paid to the BB&T Named Executives under Section 162(m) of the Code, the Bonus Plan was submitted to shareholders for approval at the 1996 Annual Shareholders Meeting and was approved. The Bonus Plan is being submitted to the shareholders again this year in order to enable BB&T to continue to deduct compensation paid under the Bonus Plan to the fullest extent possible. The Compensation Committee determined that it was appropriate to establish a plan for the year 2000, which would be a continuation of the plan established in 1996.

  The Bonus Plan provides cash awards to participants based on the achievement of performance goals established by the Compensation Committee. Awards are based on corporate performance, business unit/function performance, individual performance or any combination of such types of performance. Corporate performance is determined primarily based on the attainment of earnings per share goals and return on asset goals. Business unit/function performance is determined primarily based on the attainment of financial or non-financial goals, growth and market share. Individual performance is determined primarily based on the attainment of selected business criteria such as process improvement, sales, loan growth, deposit growth and expense management. The size of the cash awards is determined by establishing target incentive awards expressed as a percentage of base salary, up to a maximum amount established by the Compensation Committee. For 2000, the Compensation Committee provided that the target incentive award would be established for the Chief Executive Officer at 100% of base salary, for the Chief Operating Officer at 90% of base salary, for the President at 80% of base salary and for other members of Executive Management at 65% or 50% of base salary. Actual awards are subject to increase or decrease on the basis of the participant's achievement of the performance goals and can range from 25% to 200% of the participant's targeted incentive awards. For the Chief Executive Officer and the rest of Executive Management, the Compensation Committee established corporate performance goals for 2000 based on cash flow earnings per share (weighted at 67%) and return on assets (weighted at 33%), with specific goals established by budgeted earnings, industry standards and other similar factors. In 2000, BB&T achieved the performance levels specified by the Compensation Committee, entitling the Chief Executive Officer and the rest of Executive Management to receive an award of 117% of their respective target incentive awards under the terms of the plan. These amounts are shown in the "Bonus" column of the Summary Compensation Table for the BB&T Named Executives.

  Stock Incentive Plan. BB&T's primary stock incentive plan is the 1995 Omnibus Stock Incentive Plan, as amended and restated ("Stock Plan"), which is administered by the Compensation Committee. The Stock Plan is intended to benefit BB&T by assisting in recruiting and retaining employees with ability and initiative, providing greater incentive for employees of BB&T and its affiliated companies and associating the interest of employees with those of BB&T and its shareholders. The Compensation Committee selects individuals who will participate in the Stock Plan and, from time to time, may grant stock options, stock appreciation rights ("SARs"), restricted stock awards, performance units and performance shares to selected participants. Stock options granted under the Stock Plan may be incentive stock options or non-qualified stock options. A stock option entitles a participant to purchase shares of Common Stock of BB&T at the option price, which is fixed by the Compensation Committee at the time the option is granted, but cannot be less than 100% of the per share fair market value on the date of grant in the case of incentive stock options and not less than 85% of the per share fair market value on the date of grant in the case of non-qualified stock options.

  Peat Marwick recommended that option grants be based on competitive market factors and that the Black-Scholes methodology for computing the value of options be utilized, within parameters approved by the Compensation Committee. Peat Marwick also recommended that the number of shares subject to a grant generally be equal to a percentage of the employee's salary projected over the life of the grant. The Compensation Committee has followed these recommendations. The Compensation Committee considers the grant of stock options on a periodic basis, and in February 2000, made grants for 3,662,971 shares to 1,997 officers. The Compensation Committee granted options to approximately 1,000 additional officers in 2000 in order to expand the incentive opportunities under the Stock Plan. The awards to the BB&T Named Executives are shown in the Summary Compensation Table. SARs, performance shares and restricted stock awards were not granted in 2000. The grant of performance units under the Stock Plan is discussed below under "Three-Year Long-Term Incentive Plan".

  Three-Year Long-Term Incentive Plan. In 1996, BB&T established a long-term performance unit incentive plan ("LTIP"), which operates as a component of the Stock Plan. Performance units are performance-based awards payable, in the Compensation Committee's discretion, in shares of BB&T's Common Stock, cash or a combination of both. At the date of grant, the Compensation Committee establishes for each performance unit (i) a performance target and (ii) an applicable percentage (which cannot be less than zero, but which can exceed 100% of the value of the performance unit to be paid to the participant based upon the degree to which the performance target is met). A performance target is a profitability target which serves as the basis for valuing a performance unit. A performance target is based on certain performance criteria determined by the Compensation Committee and is earned based on the performance unit value during each valuation period (generally, the calendar year following the date of the award). The Compensation Committee establishes the number of valuation periods applicable to a performance unit, which number may not be less than three. The value of a performance unit equals the applicable percentage, as set by the Compensation Committee, times the fair market value of Common Stock on the date of grant, plus such other nominal value as may be set by the Compensation Committee. In 1998, the 1998-2000 performance unit LTIP was established by the Compensation Committee and provided that the performance criteria would be return on equity for the three-year period, with a target goal of 16.34% and a superior goal of 19.34%. For this three-year period, the Corporation attained a return on equity of 20.36%, which entitled the participants to receive an award of 200% of their target payout. The amounts of such awards are shown in the LTIP Payout column of the Summary Compensation Table for the BB&T Named Executives. In 2000, the Compensation Committee established the 2000-2002 performance unit LTIP and provided that the performance criteria be return on equity. The Compensation Committee approved a target payout for the Chief Executive Officer of 90% of average base salary, for the Chief Operating Officer of 82.5% of average base salary, for the President of 75% of average base salary and for the remainder of Executive Management, 60% or 30% of average base salary. The Compensation Committee established a return on equity goal of 17.75% for the three-year period of the LTIP, with a maximum goal of 20.75%.

  Other Employee Benefit Plans. During 2000, the Corporation maintained various employee benefit plans which constitute a portion of the total compensation package available to Executive Management and all eligible employees of BB&T. These plans consist of a 401(k) Savings Plan (which permits employees to contribute up to 16% of their compensation with the Corporation matching up to 6% of their contribution); a retirement plan covering substantially all employees of the Corporation, including Executive Management; a health care plan which provides medical and dental coverage for all eligible employees; and certain non-qualified deferred compensation plans. See "Retirement Plans" on page 13 of this Proxy Statement. The Compensation Committee concluded that these plans, which are maintained based upon recommendations of Peat Marwick, are consistent with plans provided by peer bank holding companies and industry standards and that no material modification of such plans was necessary in 2000.

  Chief Executive Officer's 2000 Compensation. The Chief Executive Officer's compensation is based upon the same factors as described above for other members of Executive Management. In establishing the base salary, annual incentive, long-term incentive and stock awards of the Chief Executive Officer for 2000, the Committee considered BB&T's overall performance, record of long-term increase in shareholder value, and the incumbent Chief Executive Officer's success in meeting strategic and short-term objectives. These factors were considered in relation to BB&T's financial results for 2000 and in comparison with the performance of peer organizations. The Chief Executive Officer's base salary was based upon the pay grades and salary ranges previously recommended by Peat Marwick. Based on this review and the position in his salary range, the Chief Executive Officer's base salary for 2000 was established at the amount shown in the Summary Compensation Table. The Chief Executive Officer's 2000 annual incentive compensation, long-term incentive compensation and stock awards were based on the same considerations, as discussed above, as for other members of Executive Management.

Conclusion

  The Compensation Committee believes that the components of its total compensation program, both for Executive Management and all employees, are consistent with market standards and with comparable programs of peer bank holding companies. The executive compensation programs are based on financial performance of the Corporation compared to both market medians and peer group averages and appropriately link executive performance to the annual financial and operational results of the Corporation and the long-term financial interests of the shareholders. The Committee believes that the foregoing compensation philosophy has served and will continue to serve as a basis for administering the total compensation program of the Corporation, both for Executive Management and all employees, for the foreseeable future.

  The Directors who constitute the Compensation Committee are:

      Tom D. Efird, Chairman              Joseph A. McAleer, Jr.
      Paul S. Goldsmith                   Richard L. Player, Jr.
      Dr. J. Ernest Lathem                C. Edward Pleasants, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 2000, Branch Bank paid Player, Inc., an affiliate of Richard L. Player, Jr., a Director of BB&T and member of the Compensation Committee, the sum of $4,200 as construction commissions and paid Tri-Player Investments LLC (also an affiliate of Mr. Player) the sum of $54,314 as rent and related occupancy expenses for the Westwood Branch and main office buildings of Branch Bank in Fayetteville, N.C.. Management believes that the terms of the agreements with Mr. Player's affiliates were as favorable to BB&T as could have been obtained from a non-affiliated party.

                               PERFORMANCE GRAPH

  Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of BB&T Common Stock, the S&P 500 Index, and two Industry Peer Group Indices. The graph assumes $100 invested on December 31, 1995 in BB&T Common Stock and in each of the indices. In 2000 the bank holding companies in the Industry Peer Group Index ("New Peer Group") were AmSouth Bancorporation, Comerica Corporation, Fifth-Third BanCorp, Firstar Corporation, Huntington Bancshares, Inc., PNC Bank Corporation, Popular, Incorporated, Regions Financial Corporation, SouthTrust Corporation, Summit Bancorp, Union Planters Bancorporation, Wachovia Corporation and Zions Bancorporation. The 1999 Industry Peer Group Index ("Old Peer Group") consisted of the following bank holding companies: AmSouth Bancorporation, Comerica Corporation, Fifth-Third BanCorp, First American Corporation, First Security Corporation, Firstar Corporation, Huntington Bancshares, Inc., M & T Bank Corporation, Marshall & Ilsley Financial Corporation, Mercantile Bancorporation, Regions Financial Corporation, SouthTrust Corporation, Summit Bancorp, Union Planters Bancorporation and Wachovia Corporation. The graph depicts both peer groups. The New Peer Group, which consists of bank holding companies with assets between approximately $20 billion and $75 billion, more closely approximates BB&T's current asset size than does the Old Peer Group. The Compensation Committee utilized the New Peer Group for comparison to BB&T to determine appropriate levels of compensation for the BB&T Named Executives in 2000.



                                    [Graph]
                                   Cumulative Total Return
                     12/95    12/96     12/97      12/98    12/99    12/00
                     -----    -----     -----      -----    -----    -----
BB&T CORPORATION     100.00   142.96    259.47     333.35   231.17   325.14
NEW PEER GROUP       100.00   122.96    163.98     210.85   255.22   231.98
OLD PEER GROUP       100.00   130.92    221.33     241.18   198.69   229.37
S&P 500              100.00   131.49    228.19     247.24   204.58   223.88

                           COMPENSATION OF DIRECTORS

General

  Each non-employee Director of BB&T received an annual retainer of $27,500 for service as a Director in 2000. In addition, such Directors received $1,500 for each regular BB&T Board meeting and each committee meeting attended, and $1,000 for each meeting held by conference telephone in which the Director participated. A Director who is an employee of BB&T does not receive fees for serving as a Director.

Non-Employee Directors' Deferred Compensation and Stock Option Plan

  Effective January 1, 1997, the BB&T Board approved the adoption of the Non-Employee Directors Deferred Compensation and Stock Option Plan ("Directors Plan"). The Directors Plan combined into a single plan two previously established plans, the Stock Option Plan and the Directors Deferred Compensation Plan. A total of 1,800,000 shares of Common Stock are authorized for issuance under the Directors Plan.

  The deferred compensation component of the Directors Plan permits non-employee Directors to elect to defer 0%, 50% or 100% of retainer fees, meeting fees or both into a deferred compensation account. Deferrals are credited with interest based on either a fixed rate or an index fund, as elected by the participant. Deferrals are fully vested at all times and are payable in cash upon the termination of the participant's service (except for hardship withdrawals in limited circumstances). During 2000, no non-employee Director of BB&T participated in the deferred compensation component of the Directors Plan.

  The stock option component of the Directors Plan permits non-employee Directors to elect to defer, prior to the start of the year in which fees are earned, 0%, 50% or 100% of the Director's retainer fees, meeting fees, or both for the calendar year and apply that percentage toward the grant of options to purchase shares of Common Stock. Options are granted on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options are granted on December 31 of each year for deferred meeting fees earned in the second half of the year. The option price for options granted is equal to 75% of the average market value of Common Stock on the date of grant. "Average Market Value" is defined as the average of the closing price of Common Stock as reported by the NYSE for the period of 30 consecutive trading days prior to the date of grant. Options granted under the Directors Plan may be exercised during the period beginning on a date six months after the date of grant and ending on the date ten years from the date of grant. In addition, all outstanding options become fully exercisable in the event of a change of control of BB&T. Options are non-transferable except in the case of transfers by gift to immediate family members or related entities with approval of the Compensation Committee.

  During 2000, the 18 non-employee Directors of BB&T who participated in the stock option portion of the Directors Plan were granted options to purchase a total of 105,087 shares of BB&T Common Stock at an exercise price of $20.74 per share on July 3, 2000, and were granted options to purchase a total of 22,256 shares of BB&T Common Stock at an exercise price of $25.50 per share on December 31, 2000. The value of all such options at December 31, 2000 was $37.31 per share.

Consulting Agreements

  Messrs. Deal and Qubein and Dr. Janeway have executed Consulting Agreements with BB&T to provide business development consulting services for a period of ten years following their retirement. They will receive a sum equal to the annual retainer paid to BB&T's Directors in effect at the time they begin such service. Such Directors have agreed not to serve as directors of, or advisers to, businesses which compete with BB&T and its subsidiaries during the time they serve as consultants to BB&T.

              TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

General

  A number of BB&T's Directors and members of Executive Management and their associates are customers of BB&T's Bank Subsidiaries. Any extensions of credit made to them are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are classified as non-accrual, past due, restructured or potential problem. All outstanding loans to such Executive Officers and Directors and their associates are current as to principal and interest. As of December 31, 2000, loans to Directors, Executive Officers and their related interests totaled approximately $61.3 million, or approximately 1.3% of BB&T's consolidated shareholders' equity at such date.

Agreement with Mr. Sasser

  In connection with the merger of UCB into BB&T, a Settlement and Non-Competition Agreement between E. Rhone Sasser and BB&T (the "Sasser Settlement Agreement") was entered into effective July 1, 1997. The Sasser Settlement Agreement settled BB&T's obligations to Mr. Sasser under his then existing employment agreement with UCB and provides that Mr. Sasser will be prohibited, for a period of ten years, from engaging, directly or indirectly, in the banking or financial services business anywhere in the states of North Carolina, South Carolina or Virginia, or in any county contiguous to these states, and soliciting any depositors or customers of BB&T or its subsidiaries or inducing any employees of BB&T or its subsidiaries to terminate their employment with BB&T. The Sasser Settlement Agreement further provides that BB&T will pay annually to Mr. Sasser the sum of $769,392 (to be adjusted annually in accordance with the Consumer Price Index) until Mr. Sasser attains the age of 65, at which time Mr. Sasser will receive annually an amount equal to 70% of the amount paid Mr. Sasser during the final year under the Sasser Settlement Agreement (estimated to be approximately $623,000), reduced by amounts payable to Mr. Sasser under the UCB Pension Plan and UCB Benefit Equivalency Plan. The payments provided for under the Sasser Settlement Agreement will be made to Mr. Sasser for his life and, after his death, to his current wife for her life, if she survives him, in the annual amount equal to 35% of the amount paid Mr. Sasser during the final year under the Sasser Settlement Agreement (estimated to be approximately $312,000), reduced by amounts payable to Mr. Sasser's wife under the UCB Pension Plan and the UCB Benefit Equivalency Plan. If Mr. Sasser dies prior to age 65, the payments that would otherwise have been made to him will continue until the date he would have reached age 65, at which time the payments to his current wife would begin (if she survives to that date). In addition, Mr. Sasser is entitled to certain miscellaneous benefits, including the continuation of certain life, health and welfare benefits. If any of the amounts payable under the Sasser Settlement Agreement are subject to, or cause any other payments to be subject to, excess tax under Section 4999 of the Code as excess parachute payments under Section 280G of the Code, BB&T will indemnify Mr. Sasser on an after-tax basis for any excise tax, plus any penalties or interest, plus any excess taxes and income taxes on the indemnity amounts. The Sasser Settlement Agreement also provides that BB&T will use its best efforts, subject to the fiduciary duties of the Board of Directors, to re-elect Mr. Sasser to the BB&T Board of Directors until his 70th birthday.

Agreement with Mr. Morrison

  In connection with the merger of OVB into BB&T, J. Holmes Morrison entered into an Employment Agreement with Branch Bank effective July 6, 2000 to be employed as an Executive Vice President of Branch Bank and Chairman and Chief Executive Officer of West Virginia Operations for two years or, at his election, a shorter time to be not less than one year. Mr. Morrison will receive an annual base salary at least equal to $510,000 and an annual bonus at least equal to $300,000 while so employed. For the balance of the term, he will become Chairman of the West Virginia Board of Advisors and receive a base salary of at least $300,000 and an annual bonus of at least $100,000. In addition, Branch Bank agreed to pay Mr. Morrison conditional amounts of (i) $425,000 upon completion of the merger of OVB into BB&T; (ii) $575,000 upon conversion of OVB data processing computer systems into Branch Bank data processing computer systems;
(iii) $575,000 upon integration of OVB support, administrative and back-office functions into corresponding Branch Bank functions; and (iv) $225,000 upon development of a plan to create and enhance Branch Bank's brand identity within OVB's market area. The contingencies called for by items (i), (ii) and
(iii) above have been met and the corresponding amounts have been paid. It is anticipated that the contingency called for by (iv) will be met in the near future. Mr. Morrison's Employment Agreement also provides for his participation in BB&T's Short-Term Incentive Plan and Stock Plan on the same basis as similarly-situated officers of BB&T, subject to equitable adjustments to avoid duplication with any bonus earned prior to the OVB merger. Mr. Morrison will also receive, on the same basis as other similarly-situated officers of Branch Bank, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, dental, life and accident insurance and similar indirect compensation that may be extended to similarly-situated officers. He will also receive perquisites on the same basis as similarly situated officers of Branch Bank. The Employment Agreement further provides that if Mr. Morrison terminates his employment for "good reason" or if Branch Bank terminates his employment other than for "just cause" or disability, and if he complies with certain non-competition provisions, he will be entitled to receive annual termination compensation of $810,000 until the second anniversary of the Employment Agreement and $400,000 thereafter until the end of the original five-year term. If any of the amounts payable under the Employment Agreement are subject to, or cause any other payments to be subject to, excess tax under Section 4999 of the Code as excess parachute payments under Section 280G of the Code, BB&T will indemnify Mr. Morrison on an after-tax basis for any excise tax, plus any penalties or interest, plus any excise taxes and income taxes on the indemnity amounts. BB&T also agreed that following the closing of the merger of OVB into BB&T, Mr. Morrison would be named to the BB&T Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be named to BB&T's Executive Committee.

Transactions with Affiliates

  Nelle Ratrie Chilton, a Director of BB&T, is an officer, director and shareholder of Dickinson Fuel Company and TerraCare, Inc., and a partner in Dickinson Properties Limited Partnership. During 2000, OVB, which was acquired by BB&T in July 2000, sold securities, subject to a repurchase agreement, to Dickinson Fuel Company and Dickinson Properties Limited Partnership in the amount of $350,000 and $850,000 respectively. In addition, during 2000, OVB paid TerraCare, Inc. $133,956 for landscaping services at bank offices. Management believes that the terms of these transactions were as favorable to OVB as could have been obtained from a non-affiliated entity.

  Alfred E. Cleveland, a Director of BB&T, is a member of the law firm of McCoy, Weaver, Wiggins, Cleveland and Raper. The firm was retained to provide legal services to BB&T and its subsidiaries during 2000 and management intends to retain the firm in 2001.

  BB&T has entered into a consulting services contract with Creative Services, Inc., an international management consulting firm owned by Nido R. Qubein, a Director of BB&T, under which Creative Services, Inc. is advising management by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $457,058 under this contract in 2000. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Management intends to utilize these services in 2001 and anticipates that the amount to be paid in 2001 will be substantially comparable to the amount paid in 2000.

  Harold B. Wells, a Director of BB&T, is the owner of Wells Chevrolet, Buick, Pontiac, Oldsmobile, GMC, Inc. and Wells Chrysler, Dodge Jeep, Inc. During 2000, Branch Bank purchased in the ordinary course of business $2,322,600 and $2,280,400, respectively in retail consumer credit contracts from those corporations. In addition, Branch Bank purchased in the ordinary course of business $1,032,731 in such contracts from Toby Wells Pontiac-Buick-GMC, LLC, another affiliate of Mr. Wells. Management believes that the terms of these transactions were as favorable to BB&T as could have been obtained from a non-affiliated entity.

  See "Compensation Committee Interlocks and Insider Participation."

               PROPOSAL 2--RE-APPROVAL OF BB&T CORPORATION
              AMENDED AND RESTATED 1996 SHORT-TERM INCENTIVE PLAN

  The Board of Directors proposes that the shareholders re-approve the Corporation's Amended and Restated 1996 Short-Term Incentive Plan (the "Short-Term Plan"). BB&T's shareholders previously approved the Short-Term Plan at BB&T's 1996 Annual Meeting of Shareholders. The Short-Term Plan is being resubmitted for shareholder approval at the Annual Meeting in order to preserve, to the extent possible, BB&T's tax deduction for certain awards made under the plan in accordance with the terms of Section 162(m) of the Code and related regulations. These regulations require that the material terms of the plan's compensation performance goals be resubmitted for reapproval five years after initial shareholder approval (or earlier if the performance goals are materially modified).

  As noted above, the Short-Term Plan was initially approved by BB&T's shareholders in 1996. The plan was further amended and restated by the Board of Directors in February 2001 subject to shareholder approval of this proposal. As discussed below, the terms of the Short-Term Plan as amended and restated in 2001 are substantially similar to the plan as approved by the shareholders in 1996, except for (i) allowing the Compensation Committee to increase the target award level from 100% up to 125% of base compensation,
(ii) allowing the Compensation Committee to increase the superior performance level from 200% up to 225% of target, (iii) the addition of a provision limiting a participant's overall annual award limit to 2.8 times base compensation, (iv) authorizing the Compensation Committee to accelerate payment of awards and/or take certain other actions in the event of a change in control of BB&T, and (v) certain technical revisions designed to facilitate plan administration. See "Award Limitations," below.

  The proposal to re-approve the Short-Term Plan will be approved if the votes cast in favor of the proposal exceed the votes cast opposing it. Abstentions and shares held in street name but not voted on this matter will not be included in determining the number of votes cast on this proposal.

  The discussion which follows summarizes the more significant features of the Short-Term Plan. This summary is subject, in all respects, to the terms of the Short-Term Plan. BB&T will provide promptly, upon request and without charge, a copy of the full text of the Short-Term Plan to each person to whom a copy of this Proxy Statement is delivered. Requests should be directed to: Jerone
C. Herring, Secretary, BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101.

  Background. The purpose of the Short-Term Plan is to promote a closer identification of plan participants' interests with the interests of BB&T and its shareholders, and thus to provide a greater incentive for participants to enhance the efficiency, profitability, growth and value of BB&T. This purpose is met by providing for the payment of cash awards to selected participants upon attainment of certain preestablished, objective performance goals. The Board of Directors believes that the Short-Term Plan benefits BB&T by assisting in recruiting and retention of officers and other key employees with ability and initiative and providing competitive incentives for such individuals.

  The Short-Term Plan is administered by the Compensation Committee. The Compensation Committee selects employees who will participate in the Short-Term Plan, establishes the performance goals for participants during the plan year and determines the amount (if any) of awards payable to participants following the end of the plan year. The Board of Directors may amend, discontinue or terminate the Short-Term Plan at any time, although no such action may adversely affect any award earned and payable at the time of amendment or termination without the participant's consent; provided, however, that the Board may amend the Short-Term Plan in order to preserve, to the extent possible, BB&T's tax deduction for certain awards made under the plan or to comply with other applicable laws. Each payment of a cash award is made from the general funds of the Corporation and no special or separate fund is established for this purpose.

  Under Section 162(m) of the Code, an employer is denied a deduction for compensation in excess of $1,000,000 paid to its "covered employees" (generally, the BB&T Named Executives identified in the Summary

Compensation Table) unless the compensation is performance-based (or another exception is available). The Section 162(m) regulations require that shareholders approve the material terms of the performance goals under which compensation may be paid under a plan in order for the deduction exception to be available. The material terms subject to shareholder approval include (i) the employees eligible to receive compensation; (ii) a description of the business criteria upon which the performance goal is based; and (iii) either the maximum dollar amount of compensation that may be paid to an employee during a specified period, or the formula used to calculate the amount of compensation to be paid, if the performance goal is met. These material terms under the Short-Term Plan are described below.

  Eligibility. Under the terms of the Short-Term Plan, participation is limited to those key executives of BB&T and its affiliates who are designated each year by the Compensation Committee as plan participants. Approximately 600 employees are currently eligible to participate in the plan.

  Business Criteria for Performance Goals. Awards are based on attainment of corporate performance goals, business unit/function performance goals, individual performance goals or any combination of such types of performance goals, as determined in the Compensation Committee's discretion. Corporate performance is determined primarily on the attainment of earnings per share goals and return on average asset goals but may also be based on such factors as stock price, sales, market share, return on equity, and expense management. Business unit/function performance is determined primarily on the attainment of financial or non-financial goals, growth and market share. Individual performance is determined primarily on the attainment of such business criteria as process improvement, sales, loan growth, deposit growth and expense management.

  Award Limitations. Under the terms of the Short-Term Plan, the Compensation Committee establishes a target award for each participant, expressed as a percentage of his base compensation. If the performance goals established for a participant are met for a particular year, the participant's award will depend upon the level of performance attained with respect to each performance measure. As amended and restated in 2001, the Short-Term Plan provides that awards may range from a threshold performance level (with a performance value of 25% of target), target level (with a performance value of up to 125% of base compensation) to superior level (with a performance value of up to 225% of target), provided, however, that in no event may the actual amount of an award paid under the plan for any plan year exceed 2.8 times the participant's base compensation for the plan year. Although awards paid in 2000 to executive management did not exceed 200% of base compensation, the Board believes that increasing the maximum annual participant award limitations is advisable in order to continue to attract and retain highly qualified employees and to offer compensation competitive with other peer institutions.

  Under the terms of the plan prior to being amended and restated in 2001, the target threshold level was 100% of base compensation and the superior performance level maximum percentage established by the Compensation Committee has been 200%, with the result that a participant's annual award could not exceed 200% of base compensation.

  As noted above, as amended and restated, the Short-Term Plan also provides that, in the event of a change of control (as defined in the Plan) of BB&T, the Compensation Committee has discretion to take such actions as it deems necessary or advisable with respect to an award, including but not limited to
(i) accelerating payment of an award, (ii) payment of a cash amount in exchange for cancellation of an award, and/or (iii) requiring that substitute awards be granted.

  It is not possible to determine the actual amount of compensation that will be earned for 2001 or in future years under the Short-Term Plan since actual amounts will depend on actual performance measured against the performance objectives established under the plan. However, the bonuses paid for 2000 under the Short-Term Plan to the BB&T Named Executives are included in the Summary Compensation Table on page 11, and to Executive Management as a group were $2,774,093. The aggregate amount of bonuses paid under the Short-Term Plan for 2000 to all employees, including all current officers who are not executive officers, as a group, was $17,546,715.

  As discussed above, the Board of Directors believes that the Short-Term Plan provides an important incentive to participants to enhance the growth and profitability of BB&T and further believes that shareholder approval of the criteria required under Section 162(m) will benefit BB&T and its shareholders by preserving to the extent possible the ability to deduct the amount of compensation paid under the plan. FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE SHORT-TERM INCENTIVE PLAN.

       PROPOSAL 3--APPROVAL OF AMENDMENT TO BB&T CORPORATION ARTICLES OF
              INCORPORATION TO INCREASE AUTHORIZED COMMON SHARES

  The Board of Directors proposes that the shareholders approve an amendment to BB&T's Articles of Incorporation, as amended ("Articles"), to increase the number of authorized shares of Common Stock from 500,000,000 shares to 1,000,000,000 shares. The amendment would delete the first sentence of Article IV of the Articles and substitute the following:

  "The Corporation shall have the authority to issue 1,000,000,000 shares of Common Stock, par value $5 each, and 5,000,000 shares of Preferred Stock, par value $5 each."

  On March 1, 2001, BB&T had 408,624,121 shares of Common Stock outstanding. On that date, an additional 49,955,014 shares of Common Stock were reserved for issuance pursuant to BB&T's stock option and other stock-based plans and an additional 57,141,352 shares of BB&T Common Stock were reserved for issuance pursuant to pending acquisitions.

  The additional authorized shares of BB&T Common Stock would be available for future issuance by BB&T and would give BB&T flexibility in its corporate planning and in responding to future business developments, including possible financings and acquisition transactions, stock splits or dividends, issuances under BB&T's stock-based plans and other general corporate purposes. The Directors of BB&T have authorized the issuance of Common Stock for such purposes in the past. Although BB&T has no present plans to issue additional shares of BB&T Common Stock, except as noted above, the Board believes that the availability of such shares will allow BB&T to act promptly in the event opportunities requiring the issuance of additional shares arise.

  Under some circumstances, issuance of additional shares of Common Stock could dilute the voting rights, equity and earnings per share of existing shareholders. This increase in authorized but unissued shares of Common Stock could be used by the Board of Directors to make a change in control of the Company more difficult. However, the Board of Directors' purpose in recommending this proposal is not as an anti-takeover measure, but for the reasons discussed above.

  Authorized shares of Common Stock may be issued by the Board of Directors from time to time without further shareholder approval, except in situations where shareholder approval is required by state law or the rules of the New York Stock Exchange. Shareholders of BB&T have no preemptive right to acquire additional shares of Common Stock. The proposed amendment to the BB&T Articles will be approved if the votes cast in favor of the proposal exceed the votes cast opposing it. Abstentions and shares held by a broker, as nominee, that are not voted on this matter will not be included in determining the number of votes cast. The Board of Directors believes that an increase in the number of authorized shares is advisable to give BB&T additional flexibility and to carry out its business strategy.

  THE BB&T BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE CORPORATION'S ARTICLES TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

              PROPOSAL 4--RATIFICATION OF ARTHUR ANDERSEN LLP AS
                         INDEPENDENT AUDITORS FOR 2001

  The Audit Committee of the Board of Directors has recommended that the firm of Arthur Andersen LLP be reappointed as independent auditors to examine the books of BB&T and subsidiaries for the year 2001, and to report on the consolidated balance sheets, statements of income and other related statements of BB&T and subsidiaries. Arthur Andersen LLP has served as independent auditors for BB&T continuously since 1966. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions posed by the shareholders. Ratification of the reappointment of Arthur Andersen LLP as BB&T's independent auditors requires the affirmative vote of a majority of the shares of BB&T Common Stock voting on such matter. Abstentions and shares held by a broker, as nominee, that are not voted on this matter will not be included in determining the number of votes cast.

Audit Fees

The aggregate fees billed BB&T during 2000 by Arthur Andersen LLP for services rendered are set forth in the following table:

                                                                        Amount
                             Type of Service                            of Fee
                             ---------------                           --------
   Audit Fees......................................................... $668,000
   Financial Information Systems Design and Implementation Fees.......        0
   All Other Fees.....................................................  936,529

  The Audit Committee considered the compatibility of the non-audit services performed by and fees paid to Arthur Andersen LLP in 2000 and the proposed non-audit services and proposed fees for 2001 and determined that such services and fees were compatible with the independence of the auditors. During 2000, Arthur Andersen LLP did not utilize any leased personnel in connection with the audit.

  THE BB&T BOARD RECOMMENDS A VOTE "FOR"APPROVAL OF THE PROPOSAL TO RATIFY ARTHUR ANDERSEN LLP AS BB&T'S INDEPENDENT AUDITORS FOR 2001.

                                 OTHER MATTERS

Proposals for 2002 Annual Meeting

  Under regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 2002 Annual Meeting of Shareholders must present such proposal to BB&T at its principal office in Winston-Salem, North Carolina by November 20, 2001 for the proposal to be considered for inclusion in BB&T's proxy statement.

  In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in BB&T's proxy statement, the BB&T bylaws provide that the shareholder must give timely notice in writing to the Secretary of BB&T at least 60 days prior to the date one year from the date of the immediately preceding annual meeting. As to each matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name of, record address of, and class and number of shares beneficially owned by, the shareholder proposing such business and
(iii) any material interest, direct or indirect, of the shareholder in such business. A proxy may confer discretionary authority to vote on any matter at an annual meeting if BB&T does not receive proper notice of the matter within the time frame described above.

Other Business

  The BB&T Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ John A. Allison IV
                                          John A. Allison IV
                                          Chairman and Chief Executive Officer

Dated: March 20, 2001

                                                                     Appendix A

                               BB&T Corporation
                            Audit Committee Charter

                          Statement of Responsibility

  The Audit Committee is appointed by the Board of Directors to assist the Board in providing oversight of the Corporation's management. The primary duties and responsibilities of the Audit Committee are to monitor (i) the integrity of the Corporation's financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) the compliance by the Corporation with legal and regulatory requirements and (iii) the independence and performance of the Corporation's internal and external auditors.

  The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. The Audit Committee shall be comprised of at least three Directors, each of whom shall be independent, non-executive Directors. The Audit Committee shall meet at least two times annually, or more frequently as the Committee may determine.

  The Audit Committee shall have authority to conduct any investigation it deems appropriate to fulfilling its responsibilities. The Audit Committee may retain special legal, accounting or other consultants to advise the Committee and may request any officer or employee of the company to attend a meeting of the Committee or to meet with any members of or consultants to the Committee. The Audit Committee shall make periodic reports to the Board of Directors concerning its activities.

  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is the responsibility of the Corporation's management to determine the internal control system of the Corporation. Neither is it the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete, accurate and in accordance with generally accepted accounting principles.

                         Duties of the Audit Committee

  The Audit Committee shall:

   1. Review and reassess the adequacy of this Charter annually, submit it to the Board of Directors for approval and have the document published in accordance with SEC regulations.

   2. Review the annual audited financial statements of the Corporation, including any major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls. This review should include a discussion with management and independent auditors of these matters.

   3. Review an analysis prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements.

   4. Review with the Corporation's management and independent auditors the Corporation's quarterly financial statements prior to filing. Any significant changes to the Corporation's accounting principles and practices suggested or required by the independent auditors should be discussed. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

   5. Recommend to the Board of Directors the appointment of the independent auditors and review the independence and performance of the auditors.

   6. Annually approve services to be rendered by and audit and tax compliance fees to be paid to the independent auditors.

   7. Receive periodic reports from the independent auditors regarding the auditors' independence and discuss such reports with the independent auditors.

   8. Review the independent auditors' audit plan and evaluate the performance of the independent auditors and if circumstances warrant, approve any discharge of the independent auditors. The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee.

   9. Review the results of the annual year-end audit with the independent auditors prior to filing reports containing year-end earnings and discuss any matters required to be communicated to the Audit Committee in accordance with SAS 61.

  10. Review the appointment and replacement of the senior internal audit executive.

  11. Review the plan, activities, organizational structure and qualifications of the internal audit department, as necessary.

  12. Review the significant reports to management prepared by the internal audit department and management's responses to those reports, if any.

  13. Review with the Corporation's counsel, on at least an annual basis, any legal matters that could have a material impact on the financial statements and periodically report on significant litigation.

  14. Review with the independent auditors any problems or difficulties that may have been encountered and any management letter provided by the independent auditors together with the Corporation's response to that letter.

  15. Prepare a Report to Shareholders as required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual Proxy Statement.

  16. Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing laws and regulations as the Audit Committee or the Board deems necessary or appropriate.

-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
-- -- -- -- -- -- -- -- -- -- -- -- --
                            u FOLD AND DETACH HERE u
PROXY                                                                      PROXY

                                BB&T CORPORATION
                         ANNUAL MEETING APRIL 24, 2001

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                                BB&T CORPORATION

  The undersigned shareholder of BB&T Corporation, a North Carolina corporation ("BB&T"), appoints John A. Allison IV and Jerone C. Herring, or either of them, with full power to act alone, as the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of BB&T which the undersigned is entitled to vote at the Annual Meeting of Shareholders of BB&T to be held at the Embassy Suites Hotel and Conference Center at 300 Court Street, Charleston, West Virginia on April 24, 2001, at 11:00 a.m., local time, and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES FOR DIRECTOR DESCRIBED HEREIN AND "FOR" PROPOSALS 2, 3 AND 4 ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

                          (Continued on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING PROPOSALS

                                              Please mark
                                             your vote as
                                             indicated in
                                             this example     [X]

1. Proposal to elect seven nominees as directors of BB&T for three-year terms expiring in 2004 and one nominee for a two-year term expiring in 2003.

  Nominees for three-year terms:

   John A. Allison, IV                                      James H. Maynard
   Ronald E. Deal                                           Albert O. McCauley
   Tom D. Efird                                             J. Holmes Morrison
   Richard Janeway, M.D.

  Nominee for two-year term:
  Nelle Ratrie Chilton

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the following space.)
--------------------------------------------------------------------------------

  FOR all nominees
  listed (except as                                            WITHHOLD
    marked to the                                        authority to vote for
   contrary below)                                           all nominees
       [  ]                                                      [  ]


                                                     FOR   AGAINST  ABSTAIN
2. Proposal to approve the amended and restated     [  ]     [  ]     [  ]
   1996 BB&T Corporation Short-Term Incentive Plan.
3. Proposal to approve the amendment to BB&T's      [  ]     [  ]     [  ]
   Articles of Incorporation.
4. Proposal to ratify the reappointment of          [  ]     [  ]     [  ]
   Arthur Andersen LLP as BB&T's auditors
   for 2001.

The undersigned hereby ratifies and confirms all that said attorneys-in-fact, or either of them or their substitutes, may lawfully do or cause to be done hereof, and acknowledges receipt of the notice of the Annual Meeting and the Proxy Statement accompanying this proxy.

Dated this      day of         , 2001.
_________________________________________________________________________ (SEAL)

_________________________________________________________________________ (SEAL)
Please insert date of signing. Sign exactly as name appears at left. Where stock is issued in two or more names, all should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corpo-ration should sign by an authorized officer and affix seal.

      (YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)
-- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- --
                            o FOLD AND DETACH HERE o